Exhibit 99.1

Contacts:

Jennifer Haslip
Senior Vice President and CFO
Universal Technical Institute, Inc.
(623) 445-9402

Universal Technical Institute, Inc. Announces Appointment of New Director

PHOENIX, June 26, 2006 – Universal Technical Institute, Inc. (NYSE: UTI), a provider of technical education training, today announced the appointment of Allan D. Gilmour, to the Board of Directors of Universal Technical Institute, Inc.  Mr. Gilmour will fill the vacancy created by the resignation of Michael R. Eisenson.  With the addition of Mr. Gilmour, the Board will have nine members.

“I am very pleased that Allan has agreed to join our Board,” said John C. White, Chairman of the Company’s Board of Directors. “We are fortunate to add someone with Allan’s experience in finance, leadership, policy, personnel and strategy.  We look forward to his contributions.”

Mr. Gilmour began his career with Ford Motor Company in 1960.  Over the course of his 34-year tenure at Ford, Gilmour served in a variety of roles including as President of the Ford Automotive Group, Executive Vice President, International Automotive Operations and Vice President, External and Personnel Affairs.  He also served in positions having significant financial responsibilities including Chief Financial Officer, Vice President and Controller, and President of Ford Motor Credit Company.  Mr. Gilmour retired in January 1995 but was persuaded by William Ford to rejoin the company in May 2002 as Vice Chairman until his retirement in February 2005.  Mr. Gilmour also serves on the board of directors of DTE Energy Company and Whirlpool Corporation, as well as a director or trustee of many community and professional organizations.

About Universal Technical Institute

Universal Technical Institute, Inc. is a provider of technical education training for students seeking careers as professional automotive, diesel, collision repair, motorcycle and marine technicians.  The company offers undergraduate degree, diploma and certificate programs at ten campuses across the United States, and manufacturer-sponsored advanced programs at 20 dedicated training centers.  Through its campus-based school system, Universal Technical Institute, Inc. offers specialized technical education programs under the banner of several well-known brands, including Universal Technical Institute (UTI), Motorcycle Mechanics Institute and Marine Mechanics Institute (MMI) and NASCAR Technical Institute (NTI).